Exhibit 10.22

Execution Copy

RETIREMENT AGREEMENT AND RELEASE OF ALL CLAIMS

This Retirement Agreement and Release of All Claims (the “Agreement”) is entered into by and between JOHN J. KERIN (referred to hereinafter as “you” or the “Executive”) and MARCUS & MILLICHAP, INC., a Delaware corporation (the “Company”). The Executive and the Company hereinafter collectively referred to as the “Parties.”

RECITALS

WHEREAS, the Executive previously served as the Company’s Chief Executive Officer;

WHEREAS, the Executive retired effective March 31, 2016 (the “Retirement Date”);

WHEREAS, the Parties agreed that the Executive will provide consulting services (the “Consulting Services”), which commenced on April 1, 2016 and that are anticipated to end on March 31, 2017 (the period from April 1, 2016 until the actual date that the Executive ceases to provide Consulting Services, the “Consulting Period”), as described more fully herein;

WHEREAS, the Company previously granted the Executive 416,124 Deferred Stock Units (the “DSU Award”), as set forth in the Deferred Stock Unit Award Agreement dated November 5, 2013 (the “DSU Award Agreement”);

WHEREAS, on November 4, 2013, the Company and the Executive entered into three separate Amendment, Restatement and Freezing of Stock Appreciation Rights Agreements (the “SAR Agreements”) that provide for deferred compensation payable to the Executive in the aggregate amount of $8,561,296.08, as of the date of such SAR Agreements as subsequently adjusted for earnings through December 31, 2015, (the amount subject to the SAR Agreements, the “SAR Account Balance”), a portion of which is subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder (“Section 409A”) and a portion of which is exempt from the requirements of Section 409A;

WHEREAS, on November 4, 2013, the Company and the Executive entered into a Sale Restriction Agreement (the “Sale Restriction Agreement”) whereby Executive agreed to restrictions on his ability to sell the 1,225,249 shares of common stock of the Company that he held as of such date (the “Restricted Shares”), which such sale restriction lapses over time as set forth in the Sale Restriction Agreement;

WHEREAS, the Executive is a participant in the Company’s Deferred Compensation Plan as restated effective January 1, 2014 (the “Deferred Compensation Plan”); and

WHEREAS, the Parties desire to formalize the terms and conditions related to Executive’s retirement and his provision of Consulting Services following his retirement, in each case, pursuant to this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and conditions set forth herein, and for other good and sufficient consideration, the sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

AGREEMENT

1. Executive’s Retirement.

(a)    The Executive resigns his current position and active employment with the Company effective as of the Retirement Date and thereafter will become a paid consultant of the Company effective April 1, 2016. The Executive understands that effective as of the Retirement Date, the Executive will cease to be the Chief Executive Officer of the Company.

(b)    Effective as of the Retirement Date, the Executive will cease to be an employee of, or have any connection with, or claims against the Company (except for payments or benefits due hereunder). The Executive’s right to participate in the employee benefits offered by the Company shall cease on the Retirement Date, except as set forth herein or as required by applicable law.

(c)    Additionally, effective as of the Retirement Date, the Executive resigns as a member of the Board of Directors of the Company.

2. Accrued Benefits. As of the Retirement Date, Executive was paid all of the Executive’s salary, all accrued, but unused, vacation and all other wages earned through the Retirement Date, less all applicable withholdings and required deductions. The Executive agrees that as of the Retirement Date, the Executive has been paid all compensation due the Executive as of the Retirement Date by virtue of the Executive’s employment, in keeping with the Company’s policy and practice, except any payments or rights pursuant to this Agreement that will be paid following the Retirement Date.

3. Restrictive Covenants. Section 5 or 7 of the SAR Agreements, as applicable, and Section 7 of the Sale Restriction Agreement contain certain restrictive covenants applicable to the Executive (the “Restrictive Covenants”), which shall remain in full force and effect. For purposes of applying the Restrictive Covenants, the three (3) year period described in the Restrictive Covenants shall commence after the end of the Consulting Services.

4. Retirement Benefits; Consideration. If the Executive timely signs and does not revoke this Agreement, continues to comply with the Restrictive Covenants and complies with this Agreement, he will be eligible for the benefits set forth below in consideration of his Consulting Services, cooperation with the Company and release of claims in favor of the Company, as describe in Section 5 below (the “Release”):

(a)    Retirement Benefits. The Executive will be entitled to the following retirement benefits:

(i) If the Executive is eligible for, and timely elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as

amended (“COBRA”), the Company will reimburse the Executive for, or pay on his behalf, the full amount of the COBRA premiums for such coverage for the Executive and the Executive’s covered dependents for twelve (12) months following the Retirement Date; provided, however, notwithstanding any other provision of this Agreement, Executive shall be entitled to exercise his statutorily mandated rights to elect and receive COBRA coverage, as required by applicable law.

(ii) The Company will provide the Executive with the continued use of the Company’s leased automobile currently in his possession until the earlier of (x) twelve (12) months following the Retirement Date or (y) the termination of the Consulting Agreement (as defined below) and will continue to cover the insurance, maintenance and fuel costs associated with the leased automobile, on the same basis as was applicable for Executive prior to the Retirement Date; and

(iii) If needed, as mutually agreed between the Company and the Executive, until the earlier of (x) twelve (12) months following the Retirement Date or (y) the termination of the Consulting Agreement, the Company will either bear the cost of leased office space for Executive or, if Executive elects to use his home office in lieu of leased office space, pay Executive an additional $1,000 per month and either supply or bear the cost of secretarial assistance, at Executive’s choosing.

(b)    Post-Retirement Consulting.

(i) Consulting Services (“Consulting Agreement”). The Executive agrees that during the Consulting Period, the Executive shall provide Consulting Services as reasonably requested by the Company, through, and only through, its Chief Executive Officer (CEO) or any other person designated by the CEO, (a) the Company shall provide the Executive with reasonable advance notice when requesting such services or assistance, (b) the Company shall exercise reasonable efforts to schedule any services or assistance requested and the Executive shall exercise reasonable efforts to fulfill the Company’s consulting requests in a timely manner, notwithstanding his personal and other business commitments. The Consulting Agreement may be terminated, extended or modified by mutual agreement of the Parties. The Consulting Agreement may be terminated by the Company at any time with thirty (30) days’ notice to the Executive if the Executive either breaches any provision of this Agreement, including, without limitation the Restrictive Covenants, or refuses or is unable to fulfill his consulting obligations hereunder, including, without limitation, by reason of death, disability, or resignation. Subject to the preceding sentences, the Consulting Services shall in no way prohibit the Executive’s right and ability to find and commence alternative full-time employment or to provide consulting services to another organization; it being understood that the Executive’s acceptance of such alternative full-time employment or consulting services shall not constitute a refusal or inability to fulfill the Consulting Services. If the Consulting Agreement terminates for any reason, the Consulting Period shall similarly end on the date of the termination of the Consulting Agreement for all purposes hereunder.

(ii) Consulting Services Compensation. During the Consulting Period, the Executive shall be paid an annual consulting fee of $680,000, which will be paid bi-monthly in arrears at the rate of $28,333 on the 15th and the last day of each month during the Consulting Period; provided that the first payment hereunder shall be made on the first scheduled payment date after the Effective Date of this Agreement and shall include all amounts that would have been paid had payment commence on the first schedule payment date after the Retirement Date.

(iii) Time Commitment. The Executive shall not be required to provide more than one hundred and twenty (120) hours of Consulting Services to the Company per month during the Consulting Period. At any point during the Consulting Period that the Parties agree that the Executive will provide less than thirty-four hours of Consulting Services per month during the remainder of the Consulting Period, the Executive will be deemed to have incurred a “separation from service” within the meaning of Section 409A as of the beginning of the first month in which the Executive provides less than thirty-four hours of Consulting Services (the “Section 409A Separation Date”). The Section 409A Separation Date shall be the separation from service or termination of employment date under the SAR Agreements, the DSU Award Agreement and the Deferred Compensation Plan with respect to any “nonqualified deferred compensation,” within the meaning of Section 409A, payable to the Executive thereunder.

(iv) Reimbursement of Consulting Expenses. Pursuant to and in accordance with the Company expense policies then in effect, the Company shall promptly reimburse the Executive, upon receipt of reasonable documentation, for all out-of-pocket expenses necessarily incurred by the Executive, including reasonable expenses for travel and accommodations (but, in each case, only to the extent that the Executive has been requested or authorized, in accordance with the terms hereof, to incur such expenses in relation to his consulting responsibilities) for the purpose of providing any Consulting Services required under this Section 4(b).

(v) Status as a Consultant. The Executive will not be treated as an employee of the Company for any purpose with respect to such Consulting Services, including for purposes of any of the Company’s benefit plans.

(vi) Non-Competition. During the Consulting Period, the Executive shall not directly or indirectly, either as an employee, employer, consultant, agent, principal, owner, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Company or the Company’s subsidiaries (the “Non-Compete Covenant”).

(vii) Confidentiality; Invention Assignment. Coincident with the execution of this Agreement, the Executive shall execute a new Confidentiality and Non-Disclosure Agreement (the “Consulting Confidentiality Agreement”) to cover the Consulting Period.

(viii) SEC Matters. The Company shall make all filings on behalf of the Executive with respect to his equity holdings in the Company, including, without limitation, any filings on Forms 3, 4, 5 or pursuant to Section 16. The Company acknowledges that the Executive shall not be subject to the Company’s stock ownership or stock sale guidelines; provided, however, the Executive acknowledge that he will remain subject to any blackout or window trading periods following the Retirement Date if it is determined, in the discretion of the Company, that the Executive is receiving non-public information regarding the Company’s financial results or other material non-public information.

(c)    SAR Agreements.

(i) Grandfathered Amounts. As of the date hereof, $7,858,893.08 of the SAR Account Balance, as adjusted for earnings, is exempt from the requirements of Section 409A (the “Grandfathered SAR Amount”). Pursuant to the SAR Award Agreements, the Grandfathered SAR Amount will be distributed to the Executive in ten (10) annual installments. On January 10, 2017 (the “Grandfathered SAR Initial Payment Date”), the Company shall make the first payment to the Executive in an amount equal to ten percent (10%) of the Grandfathered SAR Amount, as determined on January 10, 2017. Within thirty (30) days of each of the nine (9) anniversaries of the Grandfathered SAR Initial Payment Date, an additional payment will be made to the Executive equal to (x) the value of the Grandfather SAR Amount, as adjusted for earnings, on the payment date divided by (y) the number of remaining installment payments (i.e., within thirty (30) days of January 10, 2018, 1/9th of the then-current Grandfathered SAR Amount will be distributed to the Executive). The undistributed Grandfathered SAR Amount will continue to be credited with earnings pursuant to the SAR Award Agreements.

(ii) Non-Grandfathered Amounts. As of the date hereof, $702,403.00 of the SAR Account Balance, as adjusted for earnings, is subject to the requirements of Section 409A (the “Non-Grandfathered SAR Amount”). Pursuant to the SAR Award Agreements, the Non-Grandfathered SAR Amount will be distributed to the Executive in ten (10) annual installments. On a date determined by the Company within thirty (30) days of the end of the calendar year including the Executive’s Section 409A Separation Date (the “Non-Grandfathered SAR Initial Payment Date”), the Company shall calculate the amount of the first payment to the Executive, an amount equal to ten percent (10%) of the Non-Grandfathered SAR Amount as of the Non-Grandfathered SAR Initial Payment Date; provided that such payment shall not be made until the date that is six (6) months and one (1) day after the Section 409A Separation Date (for example, if the Section 409A Separation Date is December 1, 2016, the first payment will be made on June 2, 2017). Within thirty (30) days of each of the nine (9) anniversaries of the Non-Grandfathered SAR Initial Payment Date, an additional payment will be made to the Executive equal to (x) the value of the Non-Grandfather SAR Amount, as adjusted for earnings, on the payment date divided by (y) the number of remaining installment payments (for example, if the Section 409A Separation Date occurs during calendar year 2016, the second payment will be made within thirty (30) days of January 1, 2018, in an amount equal to 1/9th of the then-current Non-Grandfathered SAR Amount will be distributed to the Executive). The undistributed Non-Grandfathered SAR Amount will continue to be credited with earnings pursuant to the SAR Award Agreements.

(d)    Sale Restriction Agreement. Pursuant to the terms of the Sale Restriction Agreement, twenty percent (20%) of the Restricted Shares are released from the Sale Restriction (as defined in the Sale Restriction Agreement) on each anniversary of November 4, 2013, subject to the Executive’s continued service to the Company. The following shall apply to the release of the Sale Restriction with respect to the Restricted Shares:

(i) Forty percent (40%) of the Restricted Shares have been released from the Sale Restriction as of the date hereof.

(ii) An additional twenty percent (20%) of the Restricted Shares will be released from the Sale Restriction on each remaining anniversary of November 4, 2013 (i.e., November 4, 2016, November 4, 2017 and November 4, 2018).

(iii) If you violate the Non-Compete Covenant prior to the last release date on November 4, 2018, then the portion of your Restricted Shares that have not been released as of the date of such violation will be delayed and not released from the Sale Restriction until the fifth anniversary of the date you cease to provide services to the Company.

(e)    DSU Award. Pursuant to the terms of the DSU Award Agreement, twenty percent (20%) of the Deferred Stock Units subject to the DSU Award are settled on each anniversary of November 5, 2013, subject to the Executive’s continued service to the Company. The following shall apply to the settlement of the Deferred Stock Units subject to the DSU Award:

(i) Forty percent (40%) of the Deferred Stock Units subject to the DSU Award have been settled as of the date hereof.

(ii) Until the Section 409A Separation Date, an additional twenty percent (20%) of the Deferred Stock Units subject to the DSU Award will be settled on each remaining scheduled settlement date under the DSU Award Agreement (i.e., November 5, 2016, November 5, 2017 and November 5, 2018).

(iii) On the fifth (5th) anniversary of Section 409A Separation Date, all Deferred Stock Units not previously settled in accordance with the DSU Agreement and this Agreement will be settled.

(f)    Deferred Compensation Plan. The Executive’s account balance under the Deferred Compensation Plan (the “DCP Account Balance”) will be distributed in accordance with the elections previously made by the Executive under the Deferred Compensation Plan; provided, however, that for determining the timing of distributions with respect to any portion of the DCP Account Balance that is subject to Section 409A, the following shall apply:

(i) the date of termination of employment shall mean the Section 409A Separation Date; and

(ii) any distributions scheduled to be made during the first six (6) months following the Section 409A Separation Date shall be delayed and paid on the date that is six (6) months and one (1) day after the Section 409A Separation Date.

5.	General Releases and Waivers of Claims.

(a)    General Release. Except as otherwise provided in Section 5(c), in return for the consideration set forth in Section 4 above, the Executive, on behalf of himself, as well as the Executive’s heirs, beneficiaries, successors, representatives, trustees, administrators and assigns, freely and voluntarily hereby waives and releases the Company, and each of its past, present and future officers, directors, shareholders, the employees, consultants, accountants, attorneys, agents, managers, insurers, sureties, parent and sister corporations, divisions, subsidiary corporations and entities, partners, joint venturers and affiliates (and each of their respective beneficiaries, successors, representatives and assigns) and all persons acting in concert with them (collectively, “Affiliates”) from any and all claims, demands, damages, debts, liabilities, controversies, obligations, actions or causes of action of any nature whatsoever, including without limitation, any claims as an officer, director or owner of equity in the Company, whether based on tort, statute, contract, indemnity, rescission or any other theory of recovery, and whether for compensatory, punitive, equitable or other relief, whether known, unknown, suspected or unsuspected, against the Company and/or its Affiliates, including without limitation claims which may have arisen or may in the future arise in connection with any event that occurred on or before the date of the Executive’s execution of this Release.

These claims include but are not limited to claims arising under federal, state and local statutory or common law, including, but not limited to the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. (“ADEA”); Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; Equal Pay Act, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act, 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq.; the California Fair Employment and Housing Act, Cal. Lab. Code § 12940 et seq.; the California Equal Pay Law, Cal. Lab. Code §§ 1197.5(a),1199.5; the Moore-Brown-Roberti Family Rights Act of 1991, Cal. Gov’t Code §§12945.2, 19702.3; the California WARN Act, Cal. Lab. Code § 1400 et seq,; the California Labor Code; the California Constitution; (all as amended) claims arising out of any legal restrictions on the Company’s right to terminate its employees; or claims arising under state and federal whistleblower statutes to the maximum extent permitted by law. Nothing herein shall be construed to impede the Executive from communicating directly with, cooperating with or providing information to any government regulator.

(b)    Unknown Claims. The Executive expressly waives any right or claim of right to assert hereafter that any claim, demand, obligation and/or cause of action has, through ignorance, oversight or error, been omitted from the terms of this Release. The Executive makes this waiver with full knowledge of his rights and with specific intent to release both his known and unknown claims, and therefore specifically waives his rights under Section 1542 of the Civil Code of California or other similar provisions of any other applicable law (collectively, “Section 1542”), which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor.”

The Executive understands and acknowledges the significance and consequence of this Release and of such specific waiver of Section 1542, and expressly agrees that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands, obligations and causes of action herein above specified.

(c)    Claims Not Released.

(i) This Release does not waive rights or claims under federal or state law that the Executive cannot waive by private agreement, including, but not limited to those he may have under Sections 2800 and 2802 of the California Labor Code, the Executive’s right to file a claim for unemployment benefits, worker’s compensation benefits, claims under the Fair Labor Standards Act, health insurance benefits under COBRA, or claims with regards to vested benefits under a retirement plan governed by ERISA. Further, Executive does not waive rights or claims with respect to his right to indemnification under California Labor Code § 2802 California Corporations Code §317, the Company’s bylaws, any indemnification agreement between the Company and Executive, or any other federal or state statute, law, regulation or provision that confers upon Executive a right to defense or indemnification arising out of the services he performed for the Company.

(ii) Nothing in this Agreement, including but not limited to this Section 5, shall be interpreted to mean or imply that Executive is waiving, or has waived, is releasing or has released, any claim (1) arising from any right or benefit arising under this Agreement, including but not limited to rights or benefits to be paid, vested or accrued after March 31, 2016 under the DSU Award Agreement, the SAR Agreements, the Sale Restriction Agreement, the Deferred Compensation Plan and/or Consulting Agreement; (2) otherwise arising as a result of a breach by the Company and/or any of its Affiliates, of this Agreement; (3) arising under federal or state law that Executive cannot waive by private agreement, including but not limited to, Sections 2800 and 2802 of the California Labor Code, the Executive’s right to file a claim for unemployment benefits, worker’s compensation benefits; (4) the Fair Labor Standards Act, health insurance benefits under COBRA, and/or the Employee Retirement Income Security Act of 1974, as amended.

(d)    Review and Revocation. In accordance with the Older Workers Benefit Protection Act, the Executive acknowledges and agrees this Agreement includes a waiver and release of all claims that the Executive have or may have under the ADEA. With respect to the release of claims under the ADEA, the Executive acknowledges that:

(i) This Agreement is written in a manner calculated to be understood by the Executive and the Executive understands it.

(ii) The waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the date on which the Executive signs this Agreement.

(iii) This Agreement provides for consideration in addition to anything of value to which the Executive is already entitled.

(iv) The Executive is hereby advised to consult an attorney before signing this Agreement.

(v) The Executive has been granted twenty-one (21) days after receiving this Agreement to decide whether or not to sign this Agreement. If the Executive signs this Agreement prior to the expiration of the twenty-one (21) day period, the Executive does so voluntarily and after having had the opportunity to consult with an attorney, and the Executive hereby waives the remainder of the twenty-one (21) day period.

(vi) The Executive has the right to revoke this Agreement within seven (7) days of signing this Agreement, and this Agreement shall not be enforceable or effective until the eighth (8th) day after he signs this Agreement (the “Effective Date”).

(vii) In the event this Agreement is revoked, this Agreement will be null and void in its entirety, and the Executive will not be entitled to the benefits provided in Section 4 of this Agreement. If the Executive wishes to revoke this Agreement, the Executive must deliver written notice stating his intent to revoke this Agreement to Bob Kennis, the Company’s General Counsel, on or before 5:00 p.m. on the seventh (7th) day after the date on which the Executive signed this Agreement.

6. No Admission. Nothing contained in this Agreement shall constitute or be treated as an admission by the Executive or the Company of any liability, wrongdoing, or violation of law.

7. No Future Actions. To the extent permitted by law, the Executive agrees that the Executive shall not encourage, cooperate in, or initiate any suit or action of any kind, or voluntarily participate in same, individually or as a representative, witness or member of a class, under contract, law or regulation, federal, state or local, pertaining to any matter related to his employment with the Company. The Executive represents that he has not, to date, initiated (or caused to be initiated) any such suit or action.

The Executive agrees that if he, or anyone purporting to act on his behalf or under any assignment of claims from the Executive, hereafter commences any suit arising out of, based upon, or relating to any of the claims released by the Agreement or in any manner asserts against the Company and/or its Affiliates, any of the claims released hereunder, then, to the maximum extent permitted by law, the Executive will pay to the Company and/or its Affiliates, as applicable, in addition to any other damages caused to them thereby, all attorneys’ fees incurred by the Company and/or its Affiliates, as applicable, in defending or otherwise responding to said suit or claim.

The foregoing shall not apply if the Executive is required to participate by legal process or other requirement of applicable law, provided that the Executive gives the Company notice if legal process is served on the Executive; or to any challenge by the Executive to the validity of any release herein of ADEA claims or to any to suit or action brought by the Executive to assert such a challenge.

Additionally, nothing in this Release precludes the Executive from participating in any investigation or proceeding before any federal or state agency, or governmental body, including, but not limited to, the Equal Employment Opportunity Commission, the Securities and Exchange Commission, and/or the Department of Justice. However, while the Executive may file a charge, provide information, or participate in any investigation or proceeding, by signing this Release, the Executive, to the maximum extent permitted by law, waives any right to bring a lawsuit against the Company, and waives any right to any individual monetary recovery in any such proceeding or lawsuit or in any proceeding brought based on any communication by the Executive to any federal, state or local government agency or department.

8. Cooperation with the Company. In addition, the Executive shall, without further compensation, cooperate with and assist the Company in the investigation of, preparation for or defense of any actual or threatened third party claim, investigation or proceeding involving the Company or its predecessors or affiliates and arising from or relating to, in whole or in part, the Executive’s employment with the Company or its predecessors or affiliates for which the Company requests the Executive’s assistance, which cooperation and assistance shall include, but not be limited to, providing truthful testimony and assisting in information and document gathering efforts. In connection herewith, it is agreed that the Company will use its reasonable best efforts to assure that any request for such cooperation will not unduly interfere with the Executive’s other material business and personal obligations and commitments.

9. Confidential Information. To the maximum extent permitted by law, the Executive shall not, without the Company’s written consent by an authorized representative, at any time prior or subsequent to the execution of this Release, disclose, use, remove or copy any Confidential Information, trade secret or proprietary information he acquired during the course of his employment by the Company. “Confidential Information,” for purposes of this Agreement, includes any information not previously published or generally in the public domain. Confidential Information, trade secrets and proprietary information includes without limitation, any technical, actuarial, economic, financial, procurement, provider, enrollee, customer, underwriting, contractual, managerial, marketing or other information of any type regarding the business in which the Company is engaged, but not including any previously published information or other information generally in the public domain. The Executive also agrees that he shall not without the Company’s written consent by an authorized representative, directly or indirectly use the Company’s trade secret information, including but not limited to customer lists, to solicit business of any customers of the Company (other than on behalf of the Company). The Executive acknowledges and agrees that any “Invention,” including without limitation, any developments or discoveries by the Executive during the course of his employment with the Company through the date of execution of this Release resulting in patents, lists of customers, trade secrets, specialized know-how or other intellectual property useful in the then-current business of the Company and any original works of authority are the property of the Company and shall be used for the sole benefit of the Company. If not previously assigned to the Company, the Executive hereby assigns ownership of any and all Inventions to the Company, provided, however, that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code section 2870, which provides as follows.

“(a)	Any provision in an employment agreement which provides that an the Executive shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the Executive developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the Executive for the employer.

(b)	To the extent a provision in an employment agreement purports to require an the Executive to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

This provision shall supplement, but not limit or supersede any other agreement between the Executive and the Company concerning any Confidential Information or other intellectual property.

10. Return of Property. The Executive agrees that, as of the Retirement Date, the Executive has returned to the Company any and all Company property in your possession or control, including, without limitation, equipment, documents (in paper and electronic form), credit cards, and phone cards and/or you have returned or destroyed all Company property that you stored in electronic form or media (including, but not limited to, any Company property stored in your personal computer, USB drives or in a cloud environment). This Section 10 shall not apply to any items that the Company determines are necessary for you to provide the Consulting Services; provided that any such items shall instead be returned as of the end of the Consulting Period).

11. Opportunity to Consult with Counsel. The Executive acknowledges that he has had an opportunity to consult with and be represented by counsel of the Executive’s choosing in the review of this Agreement, that you have been advised by the Company to do so, that the

Executive is fully aware of the contents of the Agreement and of its legal effect, that the preceding paragraphs recite the sole consideration for this Agreement, and that the Executive enters into this Agreement freely, without duress or coercion, and based on the Executive’s own judgment and wishes and not in reliance upon any representation or promise made by the Company, other than those contained herein.

12. Non-Disparagement. The Executive agrees not to disparage the Company or to do anything in a manner likely to portray the Company, its products or personnel in a negative light or that might injure the Company’s business or affairs. This would include, but is not limited to, disparaging remarks about the Company as well as its shareholders, officers, directors, employees, agents, advisors, partners, affiliates, consultants, products, services, formulae, business practices, corporate structure or organization, and marketing methods. The Company, limited to its current executive officers and directors, for so long as such executive officer is an employee of the Company or director remains as a director of the Company, agrees to instruct such officers and directors to not make any oral or written public statements disparaging Executive. The parties agree that the provisions of this Paragraph 12 are material terms of this Agreement. Nothing herein shall in any way prohibit the Company from disclosing such information as may be required by law, or by judicial or administrative process or order or the rules of any securities exchange or similar self-regulatory organization applicable to Executive.

13. No Reemployment. The Executive acknowledge that the Executive will have no right to employment with the Company after the Retirement Date and that the Executive shall not apply for reemployment with the Company after the Retirement Date.

14. Section 409A. The Executive and the Company intend that all payments made under this Agreement are exempt from, or compliant with, the requirements of Section 409A so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or to comply. In no event will the Company reimburse you for any taxes or other penalties that may be imposed on you as a result of Section 409A.

15. Entire Agreement. The Executive agrees that the Sale Restriction Agreement, the DSU Award Agreement, the SAR Agreements and the Deferred Compensation Plan will continue to govern your rights thereunder, including, without limitation, any vesting or payment acceleration provisions application upon a change in control or otherwise, as set forth therein, except to the extent modified pursuant to this Agreement (as so modified, the “Modified Compensation Agreements”). Further, the Executive agrees that except for the Modified Compensation Agreements and the Consulting Confidentiality Agreement, and except as otherwise expressly provided in this Agreement, this Agreement renders null and void any and all prior or contemporaneous agreements between the Executive and the Company or any affiliate of the Company. The Executive and the Company agree that this Agreement constitutes the entire agreement between the Executive and the Company and any affiliate of the Company regarding the subject matter of this Agreement, and that this Agreement may be modified only in a written document signed by the Executive and a duly authorized officer of the Company.

16. Choice of Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of California.

17. Severability. The provisions of this Agreement are severable. If any provision of this Agreement is held invalid or unenforceable, such provision shall be deemed deleted from this Agreement and such invalidity or unenforceability shall not affect any other provision of this Agreement, the balance of which will remain in and have its intended full force and effect; provided, however that if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.

18. Reformation. In the event any part, term or provision herein is not enforceable including because its geographic scope, length or subject matter is determined to be excessive, then such part, term or provision shall be reformed to the minimum extent necessary to make such part, term or provision enforceable.

19. Headings. The headings of the Sections of this Agreement are provided for convenience only. They do not alter or limit, in any way, the text of any Section of this Agreement.

20. Execution in Counterparts. You agree that this Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. Execution of a facsimile copy or scanned image shall have the same force and effect as execution of an original, and a facsimile signature or scanned image of a signature shall be deemed an original and valid signature.

21. Execution Deadline.

(a)    You have until 5:00 p.m. PT on June 27, 2016 (the “Release Deadline”) to accept the terms of this Agreement, which provides you with twenty-one (21) days to review the Agreement. The Executive acknowledges that this Agreement does not apply to any new claims that may arise after this Agreement is executed by the Executive.

(b)    If the Agreement does not become effective and irrevocable by the 8th day following the Release Deadline, the Executive will forfeit any right to benefits under this Agreement.

[Signature Page Follows]

To accept this Agreement, please sign and date this Agreement and return it to Bob Kennis. You have until 5:00 p.m. PT on June 27, 2016 to review and consider this Agreement and to provide Bob Kennis with an executed copy thereof. Please indicate your agreement with the above terms by signing below.

Sincerely,

MARCUS & MILLICHAP, INC.

By:	/s/ Hessam Nadji
(Signature)
Name:	Hessam Nadji
Title:	President and Chief Executive Officer

You have up to 21 days after receipt of this Agreement within which to review it and to discuss with an attorney of your own choosing, at your own expense, whether or not you wish to sign it. Furthermore, you have 7 days after you have signed this Agreement during which time you may revoke this Agreement. If you wish to revoke this Agreement, you may do so by delivering a letter of revocation to Bob Kennis, no later than the close of business on the 7th day after you sign this Agreement. Because of the revocation period, if you don’t revoke this Agreement, you understand that this Agreement shall not become effective or enforceable until the 8th day after the date you sign this Agreement (the “Effective Date”).

My agreement with the terms of this Agreement is signified by my signature below. Furthermore, I acknowledge that I have read and understand this Agreement and that I sign this release of all claims voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this Agreement.

Signed	/s/ John J. Kerin	Dated: June 13, 2016
John J. Kerin

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